Exhibit 99.M

Sample Calculation

Sample Policy:
Age:	65	Initial Premium:	$100,000
Gender:	Male	Death Benefit: Based on CVAT
Class:	Preferred non-smoker	Premium:	Planned Premium
Single Premium

Assumptions:
Net Interest rate = 10.976%		M&E Charges =	.75% first 20 years
Premium Tax rate = 2.1%			.60% years 21-30
Current scale of COI charges			.50% years 31+

The illustration year demonstrated is policy year 5. Any variations for policy years other than year 5 are noted as appropriate. The calculation for COI and M&E charges is done daily. These values are accrued and deducted at the end of the month. A calculation for the first day in policy year 5 is described below. Following that is a table of values with a summary for each month in policy year 5, which are all calculated in the same manner.

1. The beginning account value (AV Begin) for the current day is equal to the ending account value (AV End) from the prior day. For the first month of any policy year, the ending value from the previous year is used.

AV Begin = AV End (prior day)

AV Begin = $140,143.99

2. Calculate the COI charge

The COI Charge is based on the AV at the beginning of the day

COI Charge = (AV Begin) * (COIRate)

COI Charge = ($140,143.99) * ((1.003)^(1/365)-1)

COI Charge = 140,143.99 * .000008207

COI Charge =  $1.15

Death Benefit (DB) = (AV Begin) * Death Benefit Factor

DB = 140,143.99 * 2.07247 = 290,444.22

COIRate is based on the issue age and current policy year.

Death Benefit Factor is based on the Cash Value Accumulation test as found in IRS regulation 7702 using 2001 CSO and 4% interest.

Variations for other policy years:

COIRate varies by issue age and duration and Death Benefit factor varies daily by attained age.

3. Calculate the M&E charge

The M&E Charge is based on the AV at the beginning of the day

M&E Charge = (AV Begin) * (MERate)

M&E Charge = ($140,143.99) * ((1.0075)^(1/365)-1)

M&E Charge = $140,143.99 * .000020471

M&E Charge =  $2.87

MERate is based on the policy year.

Variations for other policy years:

MERate is .75% for years 1-20, .60% for years 21-30 and .5% for years 31+

4. Calculate the account value for use in the daily interest calculation

AV Mid = AV Begin + Net Premium

AV Mid = $140,143.99 +0.00

AV Mid = $140,143.99

Net Premium = Premium * (1 – Premium Tax Rate – premium load) = $0.00 * (1 – .021 – .0125)

5. Calculate the end of day account value (AV End)

AV End = (AV Mid) * (1+ net interest rate) ^ (1/365)

AV End = ($140,143.99) * (1 + .10976) ^ (1/365)

AV End =  $140,143.99 * 1.00028537

AV End =  $140,183.98

6. Calculate the surrender value for each day is the AV End less accumulated charges.

Accumulated charges = COI Charge + M&E Charge

Accumulated charges = $1.15 + $2.87

Accumulated charges = $4.02

Surrender value = $140,183.98 - $4.02 = $140,179.96

7. Calculate the account value at the end of the month.

Accumulated charges = Sum of daily COI Charges + M&E Charges

Monthly Policy Fee = Minimum of $8.00 or .0025% * AV End

Accumulated charges = $125.13

Monthly Policy Fee(MPF) = Min($8.00, .0025 * $141,348.76) = $8.00

AV End = (AV Mid) * (1+interest)^(1/365) – accumulated charges – MPF

AV End = $141,348.76 * (1+.10976)^(1/365) - $125.13 - $8.00

AV End = $141,348.76 * 1.00028537 -$125.13 - $8.00

AV End = $141,255.97

Table of monthly values for policy year 5:

Net Prem	AV Mid	IRS Corr AV Mid	Death Benefit	Current Annual COI Rate	Accum Monthly COI	Accum Monthly M&E	Exp	Investment Earnings	AV End
		2.13299							140,143.99
0.00	140,143.99	2.12785	298,205.38	0.30%	35.75	89.38	8.00	1,245.11	141,255.97
0.00	141,255.97	2.12321	299,915.70	0.30%	32.53	81.33	8.00	1,133.05	142,267.15
0.00	142,267.15	2.11807	301,331.39	0.30%	36.29	90.73	8.00	1,263.97	143,396.10
0.00	143,396.10	2.11309	303,009.29	0.30%	35.40	88.49	8.00	1,232.73	144,496.94
0.00	144,496.94	2.10795	304,592.75	0.30%	36.86	92.15	8.00	1,283.78	145,643.71
0.00	145,643.71	2.10298	306,285.61	0.30%	35.95	89.87	8.00	1,252.05	146,761.93
0.00	146,761.93	2.09784	307,882.85	0.30%	37.44	93.60	8.00	1,303.90	147,926.80
0.00	147,926.80	2.09270	309,566.20	0.30%	37.74	94.34	8.00	1,314.25	149,100.97
0.00	149,100.97	2.08772	311,281.73	0.30%	36.80	92.01	8.00	1,281.77	150,245.93
0.00	150,245.93	2.08258	312,899.81	0.30%	38.33	95.82	8.00	1,334.86	151,438.64
0.00	151,438.64	2.07761	314,630.44	0.30%	37.38	93.45	8.00	1,301.87	152,601.67
0.00	152,601.67	2.07247	316,262.39	0.30%	38.93	97.32	8.00	1,355.79	153,813.21